Exhibit (d)(15) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXHIBIT A
to the
Investment Advisory Agreement
by and between
The Huntington Funds
and
Huntington Asset Advisors, Inc.
Amended and Restated as of October 21, 2008

Name of Fund	Annual Compensation
Huntington VA Growth Fund	0.60% of average daily net assets
Huntington VA Income Equity Fund	0.60% of average daily net assets
Huntington VA Dividend Capture Fund	0.60% of average daily net assets
Huntington VA Mid Corp America Fund	0.60% of average daily net assets
Huntington VA New Economy Fund	0.60% of average daily net assets
Huntington VA Rotating Markets Fund	0.60% of average daily net assets
Huntington VA Macro 100 Fund	0.60% of average daily net assets
Huntington VA International Equity Fund	0.60% of average daily net assets
Huntington VA Mortgage Securities Fund	0.60% of average daily net assets
Huntington VA Situs Fund	0.60% of average daily net assets
Huntington VA Real Strategies Fund	0.60% of average daily net assets
Huntington VA Balanced Fund	0.10% of average daily net assets

All fees are computed daily and paid monthly.

This Exhibit A, amended and restated as of October 21, 2008, is hereby incorporated and made part of the Investment Advisory Agreement dated June 23, 2006, by and between the parties named below (the “Agreement”) and replaces any and all prior versions of Exhibit A to the Agreement.

Witness the due execution hereof this 31st day of October, 2008.

THE HUNTINGTON FUNDS	HUNTINGTON ASSET ADVISORS, INC.

By: /s/ George M. Polatas	By: /s/ B. Randolph Bateman
Name: George M. Polatas	Name: B. Randolph Bateman
Title: Vice President	Title: President